Exhibit 10.5
OMNIBUS AGREEMENT
           THIS OMNIBUS AGREEMENT is entered into on, and effective as of, [•], 2007, by and between QUEST ENERGY PARTNERS, L.P., a Delaware limited liability partnership (the “Partnership”), QUEST ENERGY GP, LLC, a Delaware limited liability company (the “General Partner”) and QUEST RESOURCE CORPORATION, a Nevada corporation (“QRC”). The Partnership, the General Partner and QRC are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS
           A. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II of this Agreement, with respect to the Partnership’s reimbursement obligations to QRC for operating expenses, general and administrative services and insurance coverage and expenses.
           B. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III of this Agreement, with respect to the non-competition obligations of QRC and its subsidiaries.
           C. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV of this Agreement, with respect to certain indemnification obligations of the Parties to each other.
           D. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V of this Agreement, with respect to the granting of a license from QRC to the Partnership Group and the General Partner.
           In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
           As used in this Agreement, the following terms shall have the respective meanings set forth below:
           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
           “Agreement” means this Omnibus Agreement, as it may be amended, supplemented or restated from time to time in accordance with the terms hereof.

           “Assets” means the oil and gas properties and related assets conveyed, contributed or otherwise transferred by the QRC Entities to the Partnership Group prior to or on the Closing Date, including any such assets held by a Person whose ownership interests are transferred by the QRC Entities to the Partnership Group prior to or on the Closing Date, by means of operation of law or otherwise.
           “Business Opportunity” means an opportunity to acquire, directly or indirectly, natural gas or oil wells or other natural gas or oil rights and related equipment and facilities, but not including any midstream or downstream assets, located in the Cherokee Basin.
           “Cause” has the meaning assigned to such term in the Partnership Agreement.
           “Change of Control” means with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the amalgamation, combination, consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction, or series of related transactions, other than any such transaction(s) where (i) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction and (ii) the board of directors of the surviving Person is comprised of a majority of persons who were directors of the Applicable Person immediately prior to such transaction; or (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than QRC or its Affiliates with respect to the General Partner, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.
           “Cherokee Basin” means the 13-county region in southeastern Kansas and northeastern Oklahoma where the Assets are located.
           “Closing Date” means the date of the closing of the Initial Offering.
           “Commission” means the United States Securities and Exchange Commission.
           “Common Unit” has the meaning assigned to such term in the Partnership Agreement.
           “Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.
           “Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among the Partnership, Quest Cherokee, LLC, the General Partner, QRC and Quest Energy Service, LLC, together with any additional conveyance documents and instruments contemplated or referenced therein.

           “Covered Environmental Losses” means all environmental losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation, including, without limitation, performance of any Environmental Activity, of Environmental Laws; or
     (ii) any event, omission or condition associated with ownership or operation of the Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Assets or at non-Asset locations) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost and expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; provided, in the case of clauses (A) and (B), such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring.
           “Environmental Activities” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
           “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of human health and the environment or natural resources, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

           “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance, or other authorization required under or issued pursuant to any applicable Environmental Law.
           “Exchange Act” means the Securities Exchange Act of 1934, as amended.
           “General Partner” has the meaning assigned to such term in the preamble.
           “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
           “Indemnified Party” means either the Partnership Group or the QRC Entities, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article IV hereof.
           “Indemnifying Party” means either the Partnership Group or QRC, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article IV.
           “Initial Offering” has the meaning assigned to such term in the Partnership Agreement.
           “License” has the meaning assigned to such term in Section 5.01 of this Agreement.
           “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
           “Name” has the meaning assigned to such term in Section 5.01 of this Agreement.
           “Offer” has the meaning assigned to such term in Section 3.01 of this Agreement.
           “Partnership” has the meaning assigned to such term in the preamble.
           “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P., as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.
           “Partnership Group” means the Partnership and any subsidiary of any such Person.

           “Party” or “Parties” have the meaning assigned to such terms in the preamble.
           “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
           “QRC” has the meaning assigned to such term in the preamble.
           “QRC Entities” means QRC and its subsidiaries, excluding the Partnership Group.
           “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
           “Retained Assets” means any upstream assets and investments owned by any of the QRC Entities that were not conveyed, contributed or otherwise transferred, or required to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement.
           “subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
           “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II
REIMBURSEMENT OBLIGATIONS
           Section 2.01 Reimbursement for Operating and General and Administrative Expenses.
           (a) QRC hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes, land management, engineering and senior management oversight, that are substantially identical in nature and quality to the services of such type previously provided by QRC and its Affiliates in connection with its management and operation of the Assets during the one (1) year period prior to the Closing Date. For the avoidance of doubt, incremental public company expenses of the Partnership, such as in connection with preparation and filing of Commission reports, registration statements and other filings, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports, and other related costs and expenses shall not be deemed to be expenses and expenditures for general and administrative services.
           (b) The Partnership Group hereby agrees to reimburse QRC and its Affiliates for all reasonable expenses and expenditures QRC or its Affiliates incurs or payments it makes on behalf of the Partnership Group for general and administrative services.
           (c) The Partnership Group hereby agrees to reimburse QRC and its Affiliates for all reasonable expenses and expenditures QRC or its Affiliates incurs or payments it makes on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) salaries of operational personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) capital expenditures, (iii) maintenance and repair costs, (iv) taxes and (v) incremental public company expenses of the Partnership.
           (d) The General Partner will be entitled to allocate any such expenses and expenditures between the Partnership Group, on the one hand, and QRC, on the other hand, in accordance with the foregoing provision on any reasonable basis.
           Section 2.02 Reimbursement for Insurance. The Partnership Group hereby agrees to reimburse QRC for all expenses QRC incurs or payments it makes on behalf of the Partnership Group for insurance coverage with respect to (i) the Assets, (ii) claims related to fiduciary obligations of officers, directors and control persons of the Partnership Group and (iii) claims under federal and state securities laws related to any of the Partnership Group and any of the officers, directors or control persons thereof.

ARTICLE III
BUSINESS OPPORTUNITIES
           Section 3.01 Business Opportunities. If a QRC Entity acquires a Business Opportunity, then not later than ninety (90) days after the consummation of the acquisition by such QRC Entity of the Business Opportunity, the QRC Entity shall notify the Partnership in writing of such acquisition and offer the Partnership Group the opportunity to purchase such Business Opportunity for its fair market value in accordance with this Section 3.01 (the “Offer”). The Offer must set forth the QRC Entity’s proposed terms relating to the purchase of the Business Opportunity by the Partnership Group. The QRC Entity will provide all information concerning the business, operations and finances of such Business Opportunity as may be reasonably requested by the Partnership. As soon as practicable, but in any event within sixty (60) days after receipt of such written notification, the Partnership shall notify the QRC Entity in writing that either (i) the Partnership has elected (with the approval of the Conflicts Committee) not to cause a member of the Partnership Group to purchase the Business Opportunity, in which event the QRC Entity is forever free to continue to own or operate such Business Opportunity; or (ii) the Partnership has elected (with the approval of the Conflicts Committee) to cause a member of the Partnership Group to purchase the Business Opportunity, in which event the following procedures will apply:
           (a) After the receipt of such Offer by the Partnership, the QRC Entity and the Partnership shall negotiate in good faith the terms on which the Business Opportunity will be sold to a member of the Partnership Group. If the QRC Entity and the Partnership (with the concurrence of the Conflicts Committee) are able to agree on the fair market value of the Business Opportunity or the other terms of the Offer within sixty (60) days after receipt by the Partnership of the Offer, a member of the Partnership Group shall purchase the Business Opportunity for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached.
           (b) If the QRC Entity and the Partnership (with the approval of the Conflicts Committee) are unable to agree on the fair market value of the Business Opportunity or the other terms of the Offer within sixty (60) days after receipt by the Partnership of the Offer, the QRC Entity and the Partnership will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Business Opportunity. Such investment banking firm will determine the fair market value of the Business Opportunity within thirty (30) days of its engagement and furnish the QRC Entity and the Partnership its determination. The fees and expenses of the investment banking firm will be split equally between the QRC Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Business Opportunity, the Partnership shall notify the QRC Entity in writing that either (i) the Partnership has elected (with the approval of the Conflicts Committee) not to cause a member of the Partnership Group to purchase the Business Opportunity or (ii) the Partnership has elected (with the approval of the Conflicts Committee) to cause a member of the Partnership Group to purchase the Business Opportunity, pursuant to the Offer as modified by the determination of the investment banking firm. If the Partnership elects to cause a member of the Partnership Group to purchase the Business Opportunity, then such member of the Partnership Group will purchase the Business Opportunity pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable after such determination. If the Partnership elects not to cause a member of the Partnership Group to purchase the Business Opportunity, such QRC Entity is forever free to continue to own or operate such Business Opportunity.
           Section 3.02 Scope of Prohibition. Except as provided in this Article III and the Partnership Agreement, each QRC Entity is free to engage in any business activity whatsoever, including those that may be in direct competition with any member of the Partnership Group.
           Section 3.03 Enforcement.
           (a) QRC agrees and acknowledges that the Partnership Group does not have an adequate remedy at law for the breach by the QRC Entities of the covenants and agreements set forth in this Article III, and that any breach by the QRC Entities of the covenants and agreements set forth in this Article III would result in irreparable injury to the Partnership Group. QRC further agrees and acknowledges that any member of the Partnership Group may, in addition to the other remedies that may be available to the Partnership Group, file a suit in equity to enjoin the QRC Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.
           (b) If any court determines that any provision of this Article III is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any provision of this Article III, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.
ARTICLE IV
INDEMNIFICATION
           Section 4.01 Environmental Indemnification.
           (a) Subject to the provisions of Section 4.04 and Section 4.05 below, QRC shall indemnify, defend and hold harmless the Partnership Group for a period of three (3) years from the Closing Date from and against any Covered Environmental Losses suffered or incurred by the Partnership Group relating to the Assets, but only to the extent that such violation, correction of violation, event, omission or condition complained of under this Section 4.01(a) occurred or existed on or before the date of this Agreement. Covered Environmental Losses shall not include any claim, loss or expense arising from or related to the plugging and abandonment of wells associated with the Assets upon the determination that such well or wells have reached its or their useful economic life. As used herein, the term “plugging and abandonment” shall mean all plugging, replugging and abandonment associated with the Assets, or any portion thereof, and including, but not limited to, all plugging and abandonment, associated removal, disposal or restoration of the surface, site clearance and disposal of the wells, structures and personal property located on or associated with the Assets, the removal or capping and burying of all associated flowlines, the recontouring of the surface in accordance with applicable laws or the terms and conditions of applicable leases, licenses, franchises or contracts, site clearance and any disposal of related waste materials or Hazardous Substances of the type ordinarily encountered in oil and gas operations, but “plugging and abandonment” shall not include investigation or remediation of soil, groundwater, or surface water contamination (requiring remediation or response action under applicable Environmental Laws) exceeding the level of site restoration typically required for normal plugging and abandonment activities.
           (b) The Partnership Group shall jointly and severally indemnify, defend and hold harmless the QRC Entities, other than any subsidiary constituting part of the Partnership Group, from and against any Covered Environmental Losses suffered or incurred by the QRC Entities, other than any subsidiary constituting part of the Partnership Group, relating to the Assets occurring after the Closing Date, but only to the extent that such violation, correction of violation, event, omission or condition complained of under this Section 4.01(b) occurred or existed after the date of this Agreement, and to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification under Section 4.01(a) above.
           Section 4.02 Additional Indemnification by QRC. QRC shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by reason of or arising from:
           (a) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the QRC Entities that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date, but excluding any federal, state and local income taxes reserved on the books of the Partnership Group as of the Closing Date;
           (b) the failure to convey good and defensible title to the Assets to one or more members of the Partnership Group, subject only to encumbrances arising out of the existing credit facility to which members of the Partnership Group are subject and other encumbrances that do not materially adversely affect the value of the Assets or the ability of the Partnership Group to operate the Assets in substantially the same manner as they were operated immediately prior to the Closing Date; and
           (c) events and conditions associated with the Retained Assets whether occurring before, on or after the Closing Date;
provided, however, that in the case of clause (a) above, such indemnification obligations shall terminate upon the expiration of any applicable statute of limitations and that in the case of clause (b) above, such indemnification obligations shall survive for three (3) years from the Closing Date.
           Section 4.03 Additional Indemnification by the Partnership. In addition to, and not in limitation of, the indemnification provided under this Article IV, the Partnership Group shall indemnify, defend, and hold harmless the QRC Entities, other than any subsidiary constituting part of the Partnership Group, from and against any Losses suffered or incurred by the QRC Entities, other than any subsidiary constituting part of the Partnership Group, by reason of or arising out of events and conditions associated with the operation of the Assets that occurs after the Closing Date (other than Covered Environmental Losses, which are provided for under Section 4.01(b) above), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7 of the Partnership Agreement.
           Section 4.04 Limitations Regarding Indemnification. The aggregate liability of QRC in respect of all Covered Environmental Losses under Section 4.01(a) shall not exceed $5,000,000. Additionally, QRC shall not have any obligation under either Section 4.01(a) or Section 4.02(b) until such Covered Environmental Losses or Losses, as applicable, exceed $500,000, and then only to the extent such aggregate Covered Environmental Losses or Losses, as applicable, exceed $500,000. Notwithstanding anything herein to the contrary, in no event will QRC have any indemnification obligations under this Agreement for claims made as a result of additions to, or modifications of, Environmental Laws promulgated after the Closing Date.
           Section 4.05 Indemnification Procedures.
           (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article IV, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice, in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
           (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article IV, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or failure to act, by or on behalf of such Indemnified Party.
           (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article IV, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 4.05. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IV; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
           (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.
           (e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.
ARTICLE V
LICENSE
           Section 5.01 Grant of License. Upon the terms and conditions set forth in this Article V, QRC hereby grants and conveys to the Partnership Group and the General Partner, the non-exclusive, worldwide right and license (“License”) to use the name “[Quest]” (hereafter, the “Name”) and the Quest logo as set forth on Exhibit A (hereafter, the “Mark”) on or in connection with the goods and services offered for sale by the Partnership Group; provided, however, that neither the Partnership Group nor the General Partner shall have the right to license the Name or Mark to any third Persons, but shall have the right to use the Name and Mark solely in conjunction with goods and services provided by the Partnership Group. Each of the GP and the Partnership Group agrees that it will not use the Name or Mark together with the words “Resource” or “Midstream” in identifying any member of the Partnership Group or the GP.
           Section 5.02 Use of Mark. The Partnership Group and the General Partner agree to use the Mark only in compliance with the standards, specifications, directions, information and know-how supplied by QRC. The Partnership Group and the General Partner agree to comply with any requirements established by QRC concerning the style, design, display and use of the Mark, to correctly use the trademark symbol ™, the service mark symbol SM or registration symbol ® with every use of the Mark, to use the registration symbol ® upon receiving notice of registration of the Mark from QRC and to submit in advance of its use all advertising copy, brochures or other materials incorporating the Mark to QRC for approval.

           Section 5.03 Royalties. The Partnership Group and the General Partner shall pay no royalties under this License.
           Section 5.04 Duration; Termination.
           (a) This License shall remain in full force and effect until it is terminated. At such time as the General Partner is no longer an Affiliate of QRC or there is a Change of Control of the Partnership, the license granted hereunder shall immediately terminate without further action of any party.
           (b) If the Partnership Group or the General Partner makes an assignment for the benefit of its respective creditors or if the Partnership Group or the General Partner discontinues its business, the License hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary. In the event this License is so terminated, the Partnership Group and the General Partner, their respective representatives, trustees, agents, administrator, successors and/or assigns shall immediately cease all further use of the Name and the Mark, including any use in connection with any goods or services or any advertising, promotional or other materials pertaining thereto, except with and under the special consent and instructions of QRC in writing, which instructions it shall be obligated to follow.
           Section 5.05 Right To Inspect; Quality Control. The Partnership Group and the General Partner agree to submit to QRC from time to time and to permit QRC or its duly authorized representative the right to inspect the use by the Partnership Group and the General Partner of the Name and the Mark. When requested by QRC, each of the Partnership Group and the General Partner agree to send samples of advertising and promotional materials utilizing the Name or the Mark and any other documents which may permit QRC to determine whether its uses meet the standards, specifications and directions approved by QRC. QRC shall have the right, at all reasonable times, to monitor the use by the Partnership Group and the General Partner of the Name and the Mark, including its use in connection with the goods and services of the Partnership Group identified by the Name and the Mark to determine that they are of the proper quality.
           Section 5.06 Ownership. The Partnership Group and the General Partner agree that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in QRC both during the term of this License and thereafter, and the Partnership Group and the General Partner further agree never to challenge, contest or question the validity of QRC’s ownership of the Name and the Mark or any registrations thereof by QRC. In connection with the use of the Name and the Mark, the Partnership Group shall not in any manner represent that it has any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership Group acknowledges that the use of the Name and the Mark shall not create in the Partnership Group’s favor any right, title or interest in or to the Name and the Mark, but all uses of the Name and the Mark by the Partnership Group, and the goodwill derived therefrom, shall inure to benefit of QRC.
           Section 5.07 Litigation. In the event the Partnership or any subsidiary thereof is named as defendant in any action based on its use of the Name or the Mark, the Partnership Group

agrees to immediately notify QRC, and QRC shall have the right to intervene in any such action and to control and direct the defense thereof, including the right to select defense counsel; provided that, in the event QRC chooses to exercise control and if the Partnership Group has complied with all of its obligations under this License, QRC shall reimburse Partnership for the cost of its defense and to indemnify it against all damages arising therefrom.
           Section 5.08 Indemnification By Partnership.
           (a) The Partnership hereby assumes all responsibility for and agrees to indemnify QRC against any and all damages, losses, claims, suits or other expenses whatsoever arising out of the Partnership Group’s promotion, advertising, use or sale of any services under the Name or the Mark, including QRC’s reasonable attorneys’ fees incurred in the defense of any action against QRC.
           (b) As used in this Section 5.08, and for purposes of determining liability to QRC, QRC shall include all of the QRC Entities and their owners, directors, officers, employees, agents, representatives, successors and assigns of QRC.
           Section 5.09 Effect of Termination or Expiration. Upon and after the expiration or termination of this License, all rights granted to the Partnership Group hereunder shall forthwith revert to QRC. The Partnership Group will refrain from further use of the Name or any name deemed by QRC to be similar to the Name or any further reference to it, direct or indirect, or use of any mark deemed by QRC to be similar to the Mark, in connection with the Partnership Group’s goods and services.
           Section 5.10 QRC’s Remedies.
           (a) The Partnership Group acknowledges that its failure to cease the use of the Name and the Mark at the termination or expiration of this License will result in immediate and irremediable damage to QRC and to the rights of any subsequent licensee of the Name and the Mark. The Partnership Group acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and the Partnership Group agrees that in the event of such failure QRC shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper, without being required to post a bond or other security.
           (b) Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which QRC may be entitled under this License or otherwise.
           Section 5.11 Assignment. The rights and license granted under this License shall not be assignable in any manner by the Partnership Group without QRC’s prior written consent. The Partnership Group may not sublicense any of the rights granted herein. QRC may assign this License and/or the Name or the Mark, but shall furnish written notice of such assignment to the Partnership. This License will inure to the benefit of the parties and their respective heirs, personal representatives, and permitted successors and assigns.

ARTICLE VI
MISCELLANEOUS
           Section 6.01 Choice of Law. This Agreement is subject to and governed by the laws of the State of Kansas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
           Section 6.02 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may provide to the other Parties in the manner provided in this Section 6.02.
(a)	For notices to QRC:
Quest Resource Corporation
[9520 North May Avenue, Suite 300]
Oklahoma City, Oklahoma [73120]
Attn: Chief Executive Officer
(b)	For notices to the Partnership:
Quest Energy Partners, L.P.
c/o Quest Energy GP, LLC
[9520 North May Avenue, Suite 300]
Oklahoma City, Oklahoma [73120]
Attn: Chief Executive Officer
           Section 6.03 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
           Section 6.04 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

           Section 6.05 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal or if there is a Change of Control of the Partnership or of the General Partner (excluding any such Change of Control which occurs solely as a result of a Change of Control of QRC), this Agreement, other than the provisions set forth in Article IV hereof (together with any corresponding definition contained in Article I hereof), may immediately thereupon be terminated by QRC or the Partnership.
           Section 6.06 Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of all the Parties; provided, however, that no member of the Partnership Group may, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment,” “Addendum” or a “Restatement” to this Agreement.
           Section 6.07 Assignment. Except as provided in section 5.11, no Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties. This Agreement will bind and inure to the benefit of the Parties and to their respective successors and assigns.
           Section 6.08 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
           Section 6.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.
           Section 6.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
           Section 6.11 Third Party Beneficiaries. Each of the Parties hereto specifically intends that QRC and each member comprising the Partnership Group, as applicable, whether or not a Party to this Agreement, will be entitled to assert rights and remedies hereunder as third party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as provided in the preceding sentence, the provisions of this Agreement are enforceable solely by the Parties to it, and no Common Unit holder or its assignee or any other Person will have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with its terms.
           Section 6.12 Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
           Section 6.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
           Section 6.14 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any QRC Entity or any of the Partnership Group.
           Section 6.15 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first above written.

QUEST ENERGY PARTNERS, L.P.

By:	QUEST ENERGY GP, LLC, its general partner

By:

	Name:	Jerry D. Cash
	Title:	Chief Executive Officer

QUEST ENERGY GP, LLC

By:

Name:	Jerry D. Cash
Title:	Chief Executive Officer

QUEST RESOURCE CORPORATION

By:

Name:	Jerry D. Cash
Title:	Chief Executive Officer

Exhibit A
Quest Logo